                                                                   EXHIBIT 10(r)


                                U.S. $90,000,000


                              AMENDED AND RESTATED
                                CREDIT AGREEMENT



                         dated as of September 11, 1996



                                     among



                           THORN APPLE VALLEY, INC.,

                                as the Borrower,



                                      and

                    CERTAIN COMMERCIAL LENDING INSTITUTIONS,

                                as the Lenders,



                                      and



             COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
                                New York Branch,

                          as the Agent for the Lenders

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
I        DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    1
         1.1.             Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    1
         1.2.             Intercreditor Agreement Definitions; Use of Defined Terms . . . . . . .. . . . . .   18
         1.3.             Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   18
         1.4.             Accounting and Financial Determinations . . . . . . . . . . . . . . . .. . . . . .   18

II       COMMITMENTS, BORROWING PROCEDURES AND NOTES  . . . . . . . . . . . . . . . . . . . . . .. . . . . .   18
         2.1.             Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   18
         2.1.1.           Commitment of Each Lender . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   18
         2.1.2.           Lenders Not Required To Make Loans  . . . . . . . . . . . . . . . . . .. . . . . .   19
         2.2.             Reductions of Commitment Amount . . . . . . . . . . . . . . . . . . . .. . . . . .   19
         2.3.             Borrowing Procedure . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   19
         2.4.             Continuation and Conversion Elections . . . . . . . . . . . . . . . . .. . . . . .   20
         2.5.             Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   20
         2.6.             Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   20
         2.7.             The Letter of Credit Subfacility. . . . . . . . . . . . . . . . . . . .. . . . . .   21
         2.8.             Issuance, Amendment and Renewal of Letters of Credit  . . . . . . . . .. . . . . .   21
         2.9.             Risk Participations, Drawings and Reimbursements  . . . . . . . . . . .. . . . . .   23
         2.10.            Repayment of Participations . . . . . . . . . . . . . . . . . . . . . .. . . . . .   25
         2.11.            Role of the Issuing Lender  . . . . . . . . . . . . . . . . . . . . . .. . . . . .   25
         2.12.            Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   26
         2.13.            Cash Collateral Pledge  . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   27
         2.14.            Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   28
         2.15.            Uniform Customs and Practice  . . . . . . . . . . . . . . . . . . . . .. . . . . .   28

III      REPAYMENTS, PREPAYMENTS, INTEREST AND FEES . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   28
         3.1.             Repayments and Prepayments  . . . . . . . . . . . . . . . . . . . . . .. . . . . .   28
         3.2.             Interest Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   30
         3.2.1.           Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   30
         3.2.2.           Post-Maturity Rates . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   30
         3.2.3.           Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   30
         3.3.             Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   31
         3.3.1.           Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   31
         3.3.2.           Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   31
         3.3.3.           Restructuring Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   31

ARTICLE IV                CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS  . . . . . . . . . . . . .. . . . . .   31
         4.1.             Eurodollar Rate Lending Unlawful  . . . . . . . . . . . . . . . . . . .. . . . . .   31
         4.2.             Deposits Unavailable  . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   32
         4.3.             Increased Eurodollar Rate Loan Costs, etc.  . . . . . . . . . . . . . .. . . . . .   32
         4.4.             Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   32
         4.5.             Increased Capital Costs . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   33
         4.6.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   33
         4.7.             Payments, Computations, etc.  . . . . . . . . . . . . . . . . . . . . .. . . . . .   35
         4.8.             Sharing of Payments . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   35

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
         4.9.             Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.10.            Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

V        CONDITIONS TO RESTATEMENT AND BORROWING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.1.             Restatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.1.1.           Equity Infusion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.1.3.           Delivery of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.1.4.           Intercreditor Agreement; Other Financing Agreements . . . . . . . . . . . . . . . . . . .   37
         5.1.5.           Environmental Report .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.1.6.           Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.1.7.           Closing Fees, Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.2.             All Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.2.1.           Compliance with Warranties, No Default, etc.  . . . . . . . . . . . . . . . . . . . . . .   38
         5.2.2.           Borrowing Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

VI       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         6.1.             Organization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         6.2.             Due Authorization, Non-Contravention, etc.  . . . . . . . . . . . . . . . . . . . . . . .   39
         6.3.             Government Approval, Regulation, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.4.             Validity, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.5.             Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.6.             No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.7.             Litigation, Labor Controversies, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.8.             Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.9.             Ownership of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.10.            Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         6.11.            Pension and Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.12.            Environmental Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.13.            Regulations G, U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         6.14.            Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         6.15.            Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         6.16.            Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         6.17.            Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         6.18.            Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

VII      COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         7.1.             Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

VIII     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         8.1.             Listing of Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         8.1.1.           Non-Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         8.1.2.           Breach of Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         8.1.3.           Non-Performance of Certain Covenants and Obligations  . . . . . . . . . . . . . . . . . .   45
         8.1.4.           Non-Performance of Other Covenants and Obligations  . . . . . . . . . . . . . . . . . . .   46
         8.1.5.           Default on Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         8.1.6.           Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         8.1.7.           Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                  PAGE
                                                                                                                  ----
         8.1.8.           Control of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.9.           Bankruptcy, Insolvency, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.10.          Scheduled Cap[ital Infusion Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.11           Security Documents
         8.1.12.          Subsidiaries Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.2.             Action if Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.3.             Action if Other Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

IX       THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         9.1.             Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         9.2.             Funding Reliance, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         9.3.             Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         9.4.             Successor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         9.5.             Loans by RBN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         9.6.             Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         9.7.             Copies, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

X        MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         10.1.            Waivers, Amendments, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         10.2.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         10.3.            Payment of Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         10.4.            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         10.5.            Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.6.            Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.7.            Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.8.            Execution in Counterparts, Effectiveness, etc; Waiver.  . . . . . . . . . . . . . . . .   55
         10.9.            Governing Law; Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.10.           Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         10.11.           Sale and Transfer of Loans and Note; Participations in Loans and Note . . . . . . . . .   56
         10.11.1.         Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         10.11.2.         Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         10.12.           Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         10.13.           Waiver and Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         10.14.           Forum Selection and Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . .   61
         10.15.           Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
APPENDIX A -              Covenants Appendix

SCHEDULE I -              Disclosure Schedule

SCHEDULE 10.2 -           Notice Addresses

EXHIBIT A  -              Form of Note
EXHIBIT B  -              Form of Borrowing Base Certificate
EXHIBIT C  -              Form of Borrowing Request
EXHIBIT D  -              Form of Continuation/Conversion Notice
EXHIBIT E  -              Form of Lender Assignment Agreement
EXHIBIT F  -              Form of Opinion of Counsel to the Borrower

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 11, 1996, among THORN APPLE VALLEY, INC., a Michigan corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A., acting through its New York Branch ("RBN"), as agent (the "Agent") for the Lenders,


                               W I T N E S E T H:


         WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement dated as of May 30, 1995, as heretofore amended (the "Revolving Credit Agreement"), pursuant to which the Lenders have made available loans to the Borrower; and

         WHEREAS, the Borrower, the Lenders, the Agent, certain other lenders to the Borrower (such lenders together with the Lenders being "Creditor Parties") and RBN as collateral agent for the Creditor Parties (the "Collateral Agent") are parties to the Intercreditor Agreement dated as of September 11, 1996 (as it may be amended from time to time in accordance with the terms thereof, the "Intercreditor Agreement"), contemplating the provision of collateral from the Borrower and its Subsidiaries and guaranties from its Subsidiaries to secure certain obligations owing to the Creditor Parties and providing for certain intercreditor matters among the Creditor Parties; and

         WHEREAS, the Borrower, the Lenders and the Agent wish to amend and restate the Revolving Credit Agreement in the form of and on the terms and conditions of this Agreement, in order to, among other things, increase the aggregate commitments by $10,000,000, reflect changes in pricing, the Borrowing Base, and various covenants, the provision of collateral and guaranties in connection with the Intercreditor Agreement, and certain required prepayment provisions; and

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Affiliate" shall mean any Person:

                          (a) which directly or indirectly controls, or is controlled by, the Borrower; or

                          (b) which beneficially owns or holds 5% or more of any class of Voting Stock of the Borrower.

         "Agent's Fee Letter" means the letter dated May 15, 1995 between the Borrower and the Agent.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of:

                          (i) the rate of interest announced by the Agent from time to time in New York, New York as its base rate; or

                          (ii) one percent (1%) per annum above the fluctuating rate of interest that is the rate determined by RBN to be the opening rate per annum paid or payable by it on the day in question in New York, New York for federal funds purchased overnight from other banking institutions (the " Federal Funds Rate").

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the RBN in connection with extensions of credit.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

         "Amended Credit Agreements" means this Agreement and the New Seasonal Line of Credit Agreement.

         "Applicable Margin" means, with respect to Eurodollar Rate Loans after the Scheduled Proceeds Application Date, a percentage determined as follows: a percentage that, when added to the LIBOR Rate (Reserve Adjusted) for an Interest Period of one month duration commencing on the Scheduled Proceeds Application Date, equals the Alternate Base Rate on the Scheduled Proceeds Application Date minus 0.75%.

         "Assignee Lender" is defined in Section 10.11.1.

         "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

         "Available Borrowing Base" means, at any time, the excess (if any) of the Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, over the aggregate principal amount of all outstanding Other Borrowing Base Debt.

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "Beneficial Ownership" has the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

         "Borrower" is defined in the preamble.

         "Borrowing" means the Loans of the same type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

         "Borrowing Base" means at any time an amount equal to the sum of: (i) 85% of the unpaid principal amount of Eligible Receivables plus (ii) 85% of Eligible Contract Inventory plus (iii) 65% (70% during the Borrower's Fiscal Periods three through nine only if the cash price quoted in the "Wall Street Journal" for Omaha hogs, as of the Borrowing Base calculation date, is greater than $55.00 per hundredweight of live hogs) of the difference between (a) Eligible Inventory (excluding Eligible Contract Inventory) and (b) Hog Payables plus (iv) until the earlier of April 30, 1997 and the Scheduled Proceeds Application Date, $10,000,000.

         "Borrowing Base Certificate" means a certificate of an Authorized Officer of the Borrower, substantially in the form of Exhibit B, or such other form as the Agent may approve from time to time, setting forth a calculation of the Borrowing Base.

         "Borrowing Base Debt" means the Loans and the Other Borrowing Base
Debt.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Business Day" means

                 (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York and Chicago, Illinois; and

                 (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

         "Capital Lease" means any lease of property which in accordance with GAAP should be capitalized on the lessee's balance sheet, or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Agent.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Change in Control" means

                 (a) the acquisition, through purchase or otherwise (including the agreement to act in concert without more), by any Person (other than Designated Persons) or group of Persons acting in concert (other than Designated Persons), directly or indirectly, in one or more transactions, of Beneficial Ownership or control of securities representing more than 30% of the combined voting power of the Borrower's Voting Stock; or

                 (b) the distribution by the Borrower of cash, securities or other properties (other than regular periodic cash dividends at a rate which is substantially consistent with past practice, including with respect to increases in dividends, and other than common stock of the Borrower or rights to acquire common stock of the Borrower) to holders of capital stock (including by means of dividend, reclassification, recapitalization or otherwise) which, together with all other such distributions during the 365-day period preceding the date of such distribution, has an aggregate fair market value in excess of an amount equal to 30% of the fair market value of the Voting Stock of the Borrower outstanding on the date immediately prior to such distribution.

         A merger or consolidation pursuant to Section 2.7 of Appendix A with respect to which the Voting Stock of the surviving corporation is more than 30% owned by a Person or group of Persons acting in concert (other than Designated Persons) who did not own such Voting Stock prior to such merger or consolidation shall constitute a "Change of Control."

         "Claims" is defined in Section 10.13.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral Agent" is defined in the recitals.

         "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

         "Commitment Amount" means, on any date, $90,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Commitment Termination Date" means May 30, 1998.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Creditor Parties" is defined in the recitals.

         "Default" means any condition, occurrence or event that after notice or lapse of time or both would constitute on Event of Default.

         "Designated Persons" means any of the following:

                 (a) (i) Henry S Dorfman, Marla Dorfman, Gayle Weiss, Carolyn Dorfman and Joel Dorfman; (ii) the estates of the Persons set forth in clause (i); and (iii) inter vivos or testamentary trusts the beneficiaries of which are one or more Persons falling within the scope of clauses (i) or (ii) above;

                 (b) Joel Dorfman, Henry S Dorfman, Louis Glazier, Michael Rozzano, Keith Jahnke and Edward Boan;

                 (c) a group of Persons fifty percent or more of which are comprised of Persons set forth in paragraphs (a) and/or (b) above; or

                 (d) an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agent and the Required Lenders.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

         "Effective Amount" means, with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

         "Eligible Contract Inventory" means Eligible Inventory consisting of deliverable hedged pork bellies, hedged on the Chicago Mercantile Exchange which are owned Inventory in public warehouses, finished goods to be delivered to food retailers pursuant to written fixed price contracts or written fixed price purchase orders. The Agent, in its sole discretion or if directed by the Required Lenders, may deem ineligible any item listed as Eligible Contract Inventory based on the identity of the contract party or the form or substance of a contract or purchase order.

         "Eligible Inventory" means inventory of the Borrower, valued at the lower of cost (on a first-in, first-out basis) or fair market value excluding inventory which:

                 (i)  consists of obsolete or unsaleable items;

                 (ii) is not subject to a perfected security interest in favor of the Collateral Agent prior to all other Liens (other than Liens under the Packers and Stockyards Act of 1921, as amended, and the regulations thereunder and Liens permitted under Section 2.3(c) of Appendix A);

                 (iii) is located at a location not owned by the Borrower and for which the Borrower has failed to comply with its undertaking under
         Section 1.8 of Appendix A to use its best efforts to deliver to the Collateral Agent an appropriate landlord's, warehouseman's or bailee's waiver which is in form and substance satisfactory to the Collateral Agent;

                 (iv)  consists of general supplies, packaging or labels; or

                 (v) is subject to a Lien in favor of any party other than the Collateral Agent and other than a Lien under the Packers and Stockyards Act of 1921, as amended, and the regulations thereunder.

         "Eligible Receivable" at any time means a Receivable that meets each of the following requirements:

                 (i)  the obligor is not an Affiliate of the Borrower;

                 (ii)  the obligor is a United States resident;

                 (iii) is subject to a perfected security interest in favor of the Collateral Agent prior to all other Liens (other than a Lien under the Packers and Stockyards Act of 1921, as amended, and the regulations thereunder);

                 (iv) (other than the fiscal 1996 federal tax refund receivable) is not owed by the United States of America or any department, agency, or instrumentality thereof unless the Federal Assignment of Claims Act has been complied with;

                 (v) the obligor of which is not the obligor of any Receivable as to which any payment or part thereof remains unpaid for more than 30 days from the original due date for such payment in an aggregate amount of 20% or more of the aggregate unpaid principal amount of all the Receivables of such obligor;

                 (vi) as to which any payment or part thereof is past due for more than 30 days from the original due date for such payment;

                 (vii) with regard to which the obligor thereof is not insolvent or the subject of any bankruptcy or insolvency proceeding or which has made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due or suffered a receiver or trustee to be appointed for any of its assets or affairs;

                 (viii)  which is denominated and payable only in Dollars; and

                 (ix) which is owned by the Borrower free and clear of any Liens (other than the lien in favor of the Collateral Agent and other than a Lien under the Packers and Stockyards Act of 1921, as amended, and the regulations thereunder).

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "Eurodollar Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBOR Rate (Reserve Adjusted).

         "Event of Default" is defined in Section 8.1.

         "Existing Credit Agreements" means the Revolving Credit Agreement and the Seasonal Line of Credit letter agreement dated March 11, 1996, as heretofore amended, among the Borrower, the Lenders and the Agent.

         "Federal Funds Rate" is defined in the definition of "Alternate Base Rate".

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of fifty-two consecutive weeks ending on, in the case of 1995, May 26, 1995 and, in the case of any other Fiscal Year, the last Friday in May; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1994 Fiscal Year") refer to the Fiscal Year ending in May of such calendar year.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranty" means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or obligations incurred in the ordinary course of business in connection with repurchase agreements) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligations, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Hazardous Material" means:

                 (a)      any "hazardous substance," as defined by CERCLA;

                 (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended;

                 (c)      any petroleum product; or

                 (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein," "hereof," "hereto," "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Hog Payables" means at any time the aggregate amount payable by the Borrower for purchases of livestock which are subject to the Packers and Stockyards Act of 1921, as amended, and the regulations thereunder.

         "Honor Date" is defined in Section 2.9.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this

Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                 (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                 (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                 (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Leases;

                 (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                 (e)      net liabilities of such Person under all Hedging
         Obligations;

                 (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                 (g) all Guaranties of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Insolvency Proceeding" means, without respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors.

         "Intercreditor Agreement" is defined in the recitals.

         "Interest Period" means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to
Section 2.3 or 2.4, and shall end on (but exclude) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to
Section 2.3 or 2.4; provided, however, that

                 (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

                 (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

                 (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                 (d) no Interest Period may end later than the Commitment Termination Date.

         "Issuance Date" -- see subsection 2.7(a).

         "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

         "Issuing Lender" means RBN in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising hereunder.

         "L/C Advance" means each Lender's participation in any L/C Borrowing in accordance with its Percentage.

         "L/C Amendment Application" means an application form for amendment of an outstanding standby or commercial documentary letter of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

         "L/C Application" means an application form for issuances of a standby or commercial documentary letter of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 2.9(c).

         "L/C Fee Rate" means a rate per annum equal to (a) 3.00% prior to the Scheduled Proceeds Application Date, and (b) 2.00% on such date and thereafter.

         "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

         "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Lender's standard form documents for letter of credit issuances.

         "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit E hereto.

         "Lenders" is defined in the preamble.

         "Letters of Credit" means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Lender pursuant to Section 2.7.

         "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Rate Loans of such Lender hereunder.

         "LIBOR Rate" means the rate with respect to the relevant Interest Period to be determined on the basis of the offered rates for deposits in Dollars for the relevant Interest Period which appear on Telerate Page 3750 (or, if such service or page is not available, such other service or page as the Agent may determine as the appropriate service and page for the purpose of displaying offered rates of leading reference banks in London for interbank deposits in U.S. Dollars) as of 11:00 A.M. (London time) on the day that is two (2) Business Days prior to the first day of the relevant Interest Period.

         "LIBOR Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

               LIBOR Rate      =              LIBOR Rate
           (Reserve Adjusted)       -------------------------------
                                    1.00 - LIBOR Reserve Percentage

         The LIBOR Rate (Reserve Adjusted) for any Interest Period for Eurodollar Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent from RBN, two Business Days before the first day of such Interest Period.

         "LIBOR Reserve Percentage" of RBN for the Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including "eurocurrency liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) having a term equal to such Interest Period.

         "Lien" shall mean with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest or title of any vendor, lessor, lender or other secured party to or of such Person under a conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

         "Loan" is defined in Section 2.1.1.

         "Loan Documents" means this Agreement, the Notes, the Agent's Fee Letter, the Intercreditor Agreement, the Subsidiaries Guaranty and the Security Documents.

         "Material Adverse Effect" is defined in Section 6.1.

         "Monthly Payment Date" means the first day of each month or, if any such day is not a Business Day, the next succeeding Business Day.

         "Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and each other Loan Document.

         "Organic Document" means, relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

         "Other Borrowing Base Debt" means any Indebtedness outstanding under the New Seasonal Line of Credit Agreement as in effect on the date hereof, or a Replacement Seasonal Line of Credit Agreement.

         "Participant" is defined in Section 10.11.2.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in the Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such

Lender and its Assignee Lender(s) and delivered pursuant to Section
10.11.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "Ponca City Litigation" means an action entitled Facility Constructors, Inc. v. Thorn Apple Valley, Inc. filed in February, 1996, in District Court, Kay County, Oklahoma against the Borrower in connection with the construction of the Borrower's plant in Ponca City, Oklahoma.


         "Property" means any real or personal or tangible or intangible asset.


         "RBN" is defined in the preamble.

         "Receivable" means any right to payment of the Borrower from any Person arising from the sale of goods or services by the Borrower in the ordinary course of its business and the Borrower's right to receive any federal income tax refund in respect of its 1996 tax return.

         "Release" means a "release," as such term is defined in CERCLA.

         "Released Parties" is defined in Section 10.13.

         "Releasors" is defined in Section 10.13.

         "Required Lenders" means, at any time, Lenders holding at least 66 2/3% of the then aggregate outstanding principal amount of the Loans and L/C Obligations then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66 2/3% of the Commitments.

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

         "Restructuring" is defined in Section 6.2.

         "Revolving Credit Agreement" is defined in the recitals.

         "Sale and Lease-Back Transaction" means any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether or not a Capitalized Lease), or repurchase under any extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

         "Scheduled Proceeds Application Date" means the last date on which the Scheduled Subordinated Debt Proceeds are applied to Creditor Obligations in accordance with the Intercreditor Agreement.

         "Stated Maturity Date" means, with respect to the Loans of any Lender, the Commitment Termination Date.

         "Subsidiary" means any corporation of which the Borrower directly or indirectly owns more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency).

         "Subsidiaries Guaranty" means the "Guaranty" as defined in the Intercreditor Agreement.

         "Taxes" is defined in Section 4.6.

         "TAVFSC" means Thorn Apple Valley Foreign Sales Corporation, a U.S. Virgin Islands corporation.

         "Type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, or a Eurodollar Rate Loan.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "Voting Stock" shall mean capital stock of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or persons performing similar functions (irrespective of whether or not at the time stock of any of the class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

         "Welfare Plan" means a "welfare plan," as such term is defined in section 3(1) of ERISA.

         "Wilson Acquisition" means the purchase of assets consummated in accordance with the Asset Purchase Agreement, dated as of April 29, 1995, as amended, between the Borrower and Doskocil Companies

Incorporated, Wilson Foods Corporation, Concordia Foods Corporation, Dixie Foods Company and Shreveport Foods Company.

         SECTION 1.2. Intercreditor Agreement Definitions; Use of Defined Terms. Unless otherwise defined herein, capitalized terms defined in the Intercreditor Agreement are used herein as defined therein. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Appendix A) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in
Section 6.5; provided, however, that for purposes of calculating compliance with the covenants set forth in Appendix A, the effects of changes subsequent to May 31, 1996 in the Borrower's LIFO inventory reserve shall be eliminated.

                                   ARTICLE II

                  COMMITMENTS, BORROWING PROCEDURES AND NOTES

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1.

         SECTION 2.1.1. Commitment of Each Lender. From time to time on any Business Day occurring prior to such Lender's Commitment Termination Date, each Lender will make loans (relative to such Lender, and of any type, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 2.1.1 is herein referred to as its "Commitment." On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

         SECTION 2.1.2. Lenders Not Required To Make Loans. No Lender shall be required to make any Loan (x) if, after giving effect thereto, the aggregate outstanding principal amount of all Loans plus the Effective Amount of all L/C Obligations

                 (a) of all Lenders would exceed the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount, or

                 (b) of such Lender would exceed such Lender's Percentage of the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount, or

if, after giving effect thereto, any loans are outstanding under the Seasonal
(y) Line of Credit Agreement.

         SECTION 2.2. Reductions of Commitment Amount. The Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least five Business Days' prior notice to the Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000. The Commitment Amount shall be permanently reduced from time to time by the amount of each prepayment out of Scheduled Capital Infusion Proceeds and Disposition Proceeds.

         SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than three Business Days' notice (in the case of a request for a Eurodollar Rate
Loan) or on the day of the requested Borrowing (in the case of a request for a Base Rate Loan), that a Borrowing be made in a minimum amount of $500,000 and an integral multiple of $100,000 or in the unused amount of the Commitments; provided, however, that no Eurodollar Rate Loans shall be made prior to the Subordinated Debt Application Date. The Agent shall promptly advise each Lender of such Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 Noon, New York City time, on such Business Day if the requested Borrowing is for Eurodollar Rate Loans or on or before 2:00 p.m., New York City time, if the requested Borrowing is for Base Rate Loans each Lender shall deposit with the Agent same-day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

         SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 11:00 a.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect on not less than three Business Days' notice that the total amount, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, of any Loans be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans or, in the case of Eurodollar Rate Loans, be converted into a Base Rate Loan or continued as a Eurodollar Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that
(i) each such conversion or continuation shall be pro-rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default has occurred and is continuing or prior to the Subordinated Debt Proceeds Application.

         SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that such Eurodollar Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2,
4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Rate Loans by purchasing, as the case may be, Dollar certificates of deposit in the U.S. or Dollar deposits in its LIBOR Office's interbank eurodollar market.

         SECTION 2.6. Notes. Each Lender's Loans under its Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

         SECTION 2.7. The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Lender may, in its discretion at the request of the Borrower, (A) from time to time on any Business Day prior to the Commitment Termination Date, issue Letters of Credit for the account of the Borrower, and amend or renew Letters of Credit previously issued by it, in accordance with subsections 2.8(c) and 2.8(d), and (B) honor properly drawn drafts under the Letters of Credit issued by it; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Borrower; provided that the Issuing Lender shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") the Effective Amount of all L/C Obligations plus the aggregate amount of all Loans exceeds the lesser of (x) the Commitment Amount and (y) the Available Borrowing Base.

                 (b) The Issuing Lender shall be under no obligation to Issue any Letter of Credit.

         SECTION 2.8.     Issuance, Amendment and Renewal of Letters of Credit.
(a) The Issuing Lender may in its discretion issue each Letter of Credit upon the irrevocable written request of the Borrower received by the Agent (who shall forward it to the Issuing Lender) at least four days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be made in an original writing or by facsimile in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit;
(iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require.

                 (b) Unless the Issuing Lender has received, on or before the Business Day immediately preceding the date the Issuing Lender is to issue a requested Letter of Credit, notice from the Agent directing the Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under subsection 2.7(a) as a result of the limitations set forth in clause (1) or (2) thereof, then subject to the terms and conditions hereof, the Issuing Lender may, on the requested date, issue a Letter of Credit for the account of the Borrower in accordance with the Issuing Lender's usual and customary business practices.

                 (c) From time to time while a Letter of Credit is outstanding and prior to the Commitment Termination Date, the Issuing Lender may upon the written request of the Borrower received by the Agent (who shall forward it to the Issuing Lender) at least five days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made in an original writing or by facsimile, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day);
(iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall have no obligation to amend any Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

                 (d) The Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Commitment Termination Date, upon the written request of the Borrower received by the Agent (who shall forward it to the Issuing Lender) at least five days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of notification of renewal, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made in an original writing or by facsimile in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of such Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of such Letter of Credit (which, unless all Lenders otherwise consent, shall be prior to the Commitment Termination Date); and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation to renew any Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 2.8(d) upon the request of the Borrower but the Issuing Lender shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Issuing Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Lender shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

                 (e) The Issuing Lender may, at its election (or as required by the Agent at the direction of the Required Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Commitment Termination Date.

                 (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

                 (g) The Issuing Lender will deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

         SECTION 2.9.     Risk Participations, Drawings and Reimbursements.

                 (a) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Lender's Percentage times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                 (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Agent. The Borrower shall reimburse the Issuing Lender prior to 12:00 Noon, New York time, on each date that any amount is paid by the Issuing Lender under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Lender. If the Borrower fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time on the Honor Date, the Issuing Lender will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment Amount and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Lender or the Agent pursuant to this subsection 2.9(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                 (c) Each Lender shall upon any notice pursuant to subsection 2.9(b) make available to the Agent for the account of the Issuing Lender an amount in Dollars and in immediately available funds equal to its Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to subsection 2.9(d)) each be deemed to have made a Loan consisting of a Base Rate Loan to the Borrower in such amount. If any Lender so notified fails to make available to the Agent for the account of the Issuing Lender the amount of such Lender's Percentage of the amount of such drawing by no later than 2:00 p.m., New York time on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.9.

                 (d) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Lender's payment to the Issuing Lender pursuant to subsection 2.9(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.9.

                 (e) Each Lender's obligation in accordance with this Agreement to make Loans or L/C Advances, as contemplated by this Section 2.9, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a material adverse event with respect to the Borrower; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Lender's obligation to make Loans under this Section 2.9 is subject to the conditions set forth in Section 5.2.

         SECTION 2.10. Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under a Letter of Credit with respect to which any Lender has paid the Agent for the account of the Issuing Lender for such Lender's participation in such Letter of Credit pursuant to Section 2.9 or (ii) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of the Issuing Lender, the amount of such Lender's Percentage of such funds, and the Issuing Lender shall receive the amount of the Percentage of such funds of any Lender that did not so pay the Agent for the account of the Issuing Lender.

                 (b) If the Agent or the Issuing Lender is required at any time to return to the Borrower or to a trustee, receiver, liquidator or custodian, or to any official in any Insolvency Proceeding, any portion of any payment made by the Borrower to the Agent for the account of the Issuing Lender pursuant to subsection 2.10(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or the Issuing Lender the amount of its Percentage of any amount so returned by the Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

         SECTION 2.11. Role of the Issuing Lender. (a) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

                 (b) Neither the Issuing Lender nor any of its respective correspondents, participants or assignees shall be liable to any Lender for:
(i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable);
(ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

                 (c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Issuing Lender nor any of its respective correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.12; provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         SECTION 2.12. Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

                          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                          (v) any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

                          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

                          (vii)  any other circumstance or happening
         whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

         SECTION 2.13. Cash Collateral Pledge. Subject in all cases to the Intercreditor Agreement, if (i) any Letter of Credit remains outstanding and partially or wholly undrawn as of the Commitment Termination Date or (ii) the Borrower is required to Cash Collateralize Letters of Credit pursuant to
Section 3.1 or 8.3 then the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to (a) in the case of clause (i) above, the maximum amount then available to be drawn under all Letters of Credit and (b) in the case of clause (ii) above, the amount required pursuant to Section 3.1 or 8.3.

         SECTION 2.14. Letter of Credit Fees. (a) The Borrower shall pay to the Agent for the account of each Lender a letter of credit fee with respect to each Letter of Credit equal to the L/C Fee Rate per annum of the average daily maximum amount available to be drawn on such Letter of Credit, computed on a quarterly basis in advance on the first Business Day of each calendar quarter. The letter of credit fees shall be due and payable quarterly in advance on the first Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the date hereof, through the Commitment Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn).

                 (b) The Borrower shall pay to the Issuing Lender a letter of credit fronting fee for each Letter of Credit issued by the Issuing Lender on the date of Issuance at a rate per annum equal to 0.25% of the maximum original stated amount of such Letter of Credit.

                 (c) The letter of credit fees payable under subsection 2.14(a) and the fronting fees payable under subsection 2.14(b) shall be due and payable quarterly in advance on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the date hereof, through the Commitment Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn).

                 (d) The Borrower shall pay to the Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.

         SECTION 2.15. Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to each Letter of Credit.


                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower:

                 (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

                          (i) any such prepayment shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period of all Lenders;

                          (ii) all voluntary prepayments of Eurodollar Loans shall require at least five Business Days' prior written notice to the Agent; and

                          (iii) all such voluntary partial prepayments shall be
                 in an aggregate minimum amount of $500,000 and an integral multiple of $100,000;

                 (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to
         Section 2.2, make a mandatory prepayment of all Loans and/or Cash Collateralize outstanding Letters of Credit in an amount equal to the excess, if any, of (i) the sum of the aggregate outstanding principal amount of all Loans and the Effective Amount of all L/C Obligations over (iii) the Commitment Amount as so reduced;

                 (c) shall, if on any date the sum of aggregate principal amount of outstanding Loans plus the Effective Amount of all L/C Obligations exceeds the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, first make a mandatory prepayment of all Loans in an amount equal to the lesser of
         (i) such excess and (ii) the aggregate principal amount of all Loans outstanding and second after all Loans are repaid, Cash Collateralize the L/C Obligations in the remaining amount of such excess; and

                 (d) shall, on each date proceeds of Capital Infusion Proceeds or Disposition Proceeds are received by the Borrower or any Subsidiary, first make a mandatory prepayment of the Loans in an amount equal to the lesser of (i) the amount as provided in the Intercreditor Agreement and (ii) the aggregate principal amount of all Loans outstanding; and second after all Loans are repaid, Cash Collateralize the L/C Obligations in the remaining amount as provided in the Intercreditor Agreement; provided that, with respect to Scheduled Capital Infusion Proceeds, the Borrower shall make a mandatory prepayment of the Obligations and the other Creditor Obligations on or before April 30, 1997 in an amount equal to the greater of (x) $15,000,000 and (y) 50% of such net Capital Infusion Proceeds, to be applied among the Creditor Obligations as provided in the Intercreditor Agreement; and

                 (e) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount unless so specified.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this
Section 3.2.

         SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

                 (a) on that portion maintained from time to time as a Base Rate Loan, equal to (x) the sum of the Alternate Base Rate from time to time in effect plus 0.25% prior to the Scheduled Proceeds Application Date, or (y) the Alternate Base Rate from time to time in effect on and after the Scheduled Proceeds Application Date; and

                 (b) on that portion maintained as a Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate (Reserve Adjusted) for such Interest Period, plus the Applicable Margin then in effect.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate which would otherwise be in effect, plus a margin of 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                 (a)      on the Stated Maturity Date therefor;

                 (b) if the Borrower reduces the Commitment to zero, on the date of any payment or prepayment, in whole, of the principal outstanding on such Loan pursuant to Section 3.1(b);

                 (c) with respect to Base Rate Loans, on each Monthly Payment Date occurring after the Effective Date;

                 (d) with respect to Eurodollar Rate Loans, the last day of each applicable Interest Period and if such Eurodollar Rate Loan is prepaid prior to the last day of such Interest Period, on the date of such prepayment; and

                 (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through such Lender's Commitment Termination Date, a commitment fee at the rate of .25 of 1% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Monthly Payment Date, commencing with the first such day following the Effective Date and on such Lender's Commitment Termination Date.

         SECTION 3.3.2. Agent's Fee. The Borrower agrees to pay to the Agent for its own account, the amounts set forth in the Agent's Fee Letter at the times set forth therein for payment.

         SECTION 3.3.3. Restructuring Fee. The Borrower agrees to pay to the Agent for the account of each Lender on the Effective Date a restructuring fee equal to 0.25% per annum on the principal amount of such Lender's Loans outstanding under the Revolving Credit Agreement computed for the period from and including August 1, 1996 to the Effective Date.


                                   ARTICLE IV

                  CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS

         SECTION 4.1. Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         SECTION 4.2. Deposits Unavailable. If the Agent shall have determined that:

                 (a) Dollar certificates of deposit or Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to RBN in its relevant market; or

                 (b) by reason of circumstances affecting RBN's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Rate Loans of such type;

then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased Eurodollar Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurodollar Rate Loans. Such Lender shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                 (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

                 (b) any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor; or

                 (c) any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/ Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                 (c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         Upon the request of the Borrower or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

                 (a) the amount of such selling Lender's required repayment to the purchasing Lender to

              (b)      the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.19 or any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         SECTION 4.10. Use of Proceeds. Proceeds of each Borrowing shall be used for general corporate purposes and working capital purposes of the Borrower and its Subsidiaries. Without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock," as defined in F.R.S. Board Regulation U.


                                   ARTICLE V

                    CONDITIONS TO RESTATEMENT AND BORROWING

         SECTION 5.1. Restatement. The effectiveness of the amendment and restatement of the Revolving Credit Agreement by this

Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

         SECTION 5.1.1. Equity Infusion. The Borrower shall have received cash proceeds of an additional $3,000,000 in capital contributions from one or more of its shareholders upon terms and conditions satisfactory to the Lenders and the Agent shall have received evidence satisfactory to the Agent of such receipt.

         SECTION 5.1.2. Resolutions, etc. The Agent shall have received from the Borrower and each Subsidiary a certificate, dated a date satisfactory to the Agent, of its Secretary or Assistant Secretary as to

                 (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it; and

                 (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower or such Subsidiary, as the case may be, canceling or amending such prior certificate.

         SECTION 5.1.3. Delivery of Notes. The Agent shall have received, for the account of each Lender, its Notes duly executed and delivered by the Borrower.

         SECTION 5.1.4. Intercreditor Agreement; Other Financing Agreements. The Intercreditor Agreement shall have been executed by the parties thereto, and the Borrower and its Subsidiaries shall have executed and delivered to the Collateral Agent the Security Documents and the Subsidiaries shall have executed and delivered to the Collateral Agent the Subsidiaries Guaranty. The Financing Agreements (other than this Agreement) shall have been amended and/or restated in form and substance satisfactory to the Lenders and consistent with this Agreement.

         SECTION 5.1.5. Environmental Report. The Agent shall have received Phase I environmental assessments with respect to the properties of the Borrower to be mortgaged under the Security Documents which assessments shall be, in form and substance, satisfactory to the Lenders.

         SECTION 5.1.6. Opinion of Counsel. The Agent shall have received opinions, dated a date satisfactory to the Agent and addressed to the Agent and all Lenders, from Honigman, Miller,

Schwartz & Cohn, counsel to the Borrower, substantially in the form of Exhibit F hereto.

         SECTION 5.1.7. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

         SECTION 5.2. All Borrowings. The obligation of each Lender to fund any Loan on the occasion of any Borrowing shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

                 (a)      the representations and warranties set forth in
         Article VI (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (b) except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7:

                          (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which might materially adversely affect the Borrower's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

                          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Borrower and its Subsidiaries;

                 (c) no Default shall have then occurred and be continuing, and neither the Borrower nor any of its

         Subsidiaries are in material violation of any law or governmental regulation or court order or decree;

                 (d) the sum of the aggregate outstanding principal amount of the Loans plus the Effective Amount of all L/C Obligations shall not exceed the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, and the Borrower shall not be delinquent in the delivery of any Borrowing Base Certificate; and

                 (e) no loans shall be outstanding under the Seasonal Line of Credit Agreement.

         SECTION 5.2.2. Borrowing Request. The Agent shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in
Section 5.2.1 are true and correct.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

         SECTION 6.1. Organization, etc. The Borrower and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification (except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, or on the Borrower's ability to perform its obligations under the Loan Documents (a "Material Adverse Effect")), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

         SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this

Agreement, the Notes and each other Loan Document executed or to be executed by it, and the Borrower's participation in the consummation of the transactions contemplated by the Intercreditor Agreement and the other Financing Agreements (the "Restructuring") are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not:

                 (a)      contravene the Borrower's Organic Documents;

                 (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower except for such contraventions, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

                 (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties.

         SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document or for the Borrower's participation in the consummation of the Restructuring (other than those required for the provision and perfection of the Liens under the Security Documents and except for those the failure to obtain or effect could not reasonably be expected to have a Material Adverse Effect). Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

         SECTION 6.5. Financial Information. The balance sheets of the Borrower and each of its Subsidiaries as at May 31, 1996, and the related statements of earnings and cash flow of the Borrower and each of its Subsidiaries, copies of which have been furnished to the Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

         SECTION 6.6. No Material Adverse Change. Since the date of the financial statements described in Section 6.5, except as disclosed in Item 6.6 of the Disclosure Schedule there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

         SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which may materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower or any Subsidiary or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in
Item 6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries:

                 (a) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule; or

                 (b) which are permitted to have been acquired in accordance with Section 2.5 or 2.10 of Appendix A.

         SECTION 6.9. Ownership of Properties. Set forth on Item 6.9 of the Disclosure Schedule is a complete and accurate list of all real property owned by the Borrower, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof (other than certain parcels near the Frederick facility and other real property having an aggregate fair market value of less than $500,000). The Borrower and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 2.3 of Appendix A.

         SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 6.12.    Environmental Warranties.  Except as set forth in
Item 6.12 ("Environmental Matters") of the Disclosure Schedule:

                 (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

                 (b) there have been no past, and there are no pending or threatened:

                          (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law; or

                          (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

                 (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                 (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                 (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (g) neither Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                 (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries; and

                 (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

         SECTION 6.13. Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.14. Liabilities. As of the Effective Date, except for trade payables, payroll not yet due and payable, and real estate, personal property and other similar taxes not yet due and payable arising in the ordinary course of the business of the Borrower, and except for those capitalized lease obligations, operating leases and other Indebtedness of the Borrower disclosed in Item 6.14(a) of the Disclosure Schedule, the Borrower does not have any capitalized lease obligations, operating leases or other Indebtedness except the Obligations. As of the Effective Date, except as disclosed in Item 6.14(b) of the Disclosure Schedule, the Borrower is not liable under any Guaranty with respect to the obligations of any other Person.

         SECTION 6.15.    Leases.  Set forth in Item 6.15 to the Disclosure
Schedule is a complete and accurate list of all leases of real property under which the Borrower is the lessee and having an annual rental cost of more than $50,000, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights).

         SECTION 6.16. Material Contracts. Set forth in Item 6.16 to the Disclosure Schedule is a complete and accurate list of all material contracts of the Borrower showing as of the Effective Date the parties, subject matter and term thereof. As of the Effective Date, each such material contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms (subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights), and, to the best knowledge of the Borrower, as of the Effective Date, there exists no material default under any such material contract by any party thereto.

         SECTION 6.17. Intellectual Property. Set forth in Item 6.17 to the Disclosure Schedule is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

         SECTION 6.18. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                  ARTICLE VII

                                   COVENANTS

         SECTION 7.1. Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in Appendix A.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default."

         SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan or L/C Obligation, or in the payment when due of any commitment fee or of any other Obligation and such default shall continue unremedied for two Business Days.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any Subsidiary made or deemed to be made hereunder, or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any Subsidiary to the Agent, the Collateral Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect when made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance and observance of any of its obligations under Section 1.8 or
Section 2 of Appendix A.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

         SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $1,000,000; or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness having a principal amount, individually or in the aggregate, in excess of $1,000,000, if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $2,000,000 shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (other than a judgment in respect of the Ponca City Litigation for an amount not greater than the sum of $6,000,000 plus interest accrued thereon).

         SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                 (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such
Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $2,000,000; or

                 (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

         SECTION 8.1.8. Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries shall:

                 (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                 (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower and each Subsidiary hereby expressly authorize the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                 (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding in respect of the Borrower or any of its Subsidiaries; and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower and each Subsidiary hereby expressly authorize the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                 (e) take any action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10. Scheduled Cap[ital Infusion Proceeds. The Borrower shall fail to receive at least $15,000,000 of Scheduled Capital Infusion Proceeds on or before April 30, 1997.

         SECTION 8.1.11. Security Documents. The Borrower or any Subsidiary shall fail to comply in any material respect with any one or more of the provisions or requirements contained in the Security Documents; or any of the Security Documents shall cease for any reason to be in full force or effect or is declared to be null and void or the Borrower or any Subsidiary shall disavow its respective obligations thereunder, or shall contest the validity or enforceability of any thereof or give notice to such effect; or any Lien purported to be granted pursuant to any of the Security Documents for any reason (other than a release or termination thereof by the Collateral Agent or the Creditor Parties) shall cease to be a legal, valid or enforceable Lien on the Property subject thereto with the priority purported to be granted pursuant to such Security Documents (other than the failure of the Collateral Agent or any Creditor Party to take any action solely within its control).

         SECTION 8.1.12. Subsidiaries Guaranty. Any Subsidiary shall fail to comply in any material respect with any one or more of the provisions or requirements contained in the Subsidiaries Guaranty; or the Subsidiaries Guaranty shall cease for any reason to be in full force or effect or is declared to be null and void (other than in respect of TAVFSC) or any Subsidiary shall disavow its respective obligations thereunder, or shall contest the validity or enforceability thereof or gives notice to such effect.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letter of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) to be immediately due and payable, and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. Subject in all cases to the Intercreditor Agreement, any payments made in respect of the undrawn amounts of Letters of Credit shall be applied to Cash Collateralize such L/C Obligations.


                                   ARTICLE IX

                                   THE AGENT

         SECTION 9.1. Actions. (a) Each Lender hereby appoints RBN as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

         (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith; provided, however, that the Issuing Lender shall have all the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article IX, included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

         SECTION 9.2. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the day prior to a Borrowing, in the case of a Borrowing of Eurodollar Loans, that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing in the case of a repayment by the Borrower and at the rate per annum paid or payable by the Agent in New York, New York, for federal funds purchased overnight from other banking institutions, in the case of a repayment by a Lender.

         SECTION 9.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

         SECTION 9.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed) appoint another Lender as a successor Agent, which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of:

                 (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

                 (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

         SECTION 9.5. Loans by RBN. RBN shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and
(y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. RBN and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if RBN were not the Agent hereunder.

         SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

         SECTION 9.7. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.



                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                 (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

                 (b) modify this Section 10.1, change the definition of "Required Lenders," increase the Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, or extend the Commitment Termination Date shall be made without the consent of each Lender and each holder of a Note;

                 (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; or

                 (d) affect adversely the interests, rights or obligations of the Agent or the Issuing Lender shall be made without consent of the Agent or the Issuing Lender, as the case may be.

No failure or delay on the part of the Agent, any Lender or the holder of any
Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth on Schedule 10.2 or set forth in the Lender Assignment Agreement or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

         SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Agent (including the fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with

                 (a) asset or collateral inspection and auditing and financial consultants,

                 (b) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                 (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents (but not including, to the extent reimbursement is prohibited by applicable law, the Oklahoma real estate mortgage tax). The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including Lenders' travel expenses, attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with (x) the negotiation of any restructuring (including the

Restructuring) or "work-out," whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;


                 (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to
         Article V not to fund any Borrowing);

                 (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

                 (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                 (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant

Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

         SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. Execution in Counterparts, Effectiveness, etc; Waiver. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective (the "Effective Date") when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender and the conditions set forth in Section 5.1 are met. As of the Effective Date, the Agent and the Lenders hereby waive the Borrower's non-compliance with Article VII of the Revolving Credit Agreement and any and all Events of Default or Unmatured Events of Default arising from the Borrower's non-compliance with Article VII of the Revolving Credit Agreement by the Borrower for the period ending on the Effective Date.

         SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                 (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

                 (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

         SECTION 10.11. Sale and Transfer of Loans and Note; Participations in Loans and Note. Each Lender may assign, or sell participations in, its Loans and Commitment to one or more other Persons in accordance with this
Section 10.11.

         SECTION 10.11.1.  Assignments.  Any Lender,

                 (a) with the written consents of the Borrower and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent), may at any time assign and delegate to one or more commercial banks or other financial institutions, and

                 (b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates, to any other Lender or to any Federal Reserve Bank,

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount of $5,000,000; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the penultimate sentence of Section 4.6; and further, provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

                 (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender;

                 (d) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent; and

                 (e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender's assigned Loans and Commitment and, if the assignor Lender has retained Loans and a Commitment hereunder, a replacement Note in the principal amount of the Loans and Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

         SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a

"Participant") participating interests in any of the Loans, its Commitment, or other interests of such Lender hereunder; provided, however, that:

                 (a) no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitment or its other obligations hereunder or under any other Loan Document;

                 (b) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

                 (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

                 (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1; and

                 (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Lender.

         SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.13. Waiver and Release. For and in consideration of the agreements contained in the Amended Credit Agreements, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Borrower, on its own behalf, and to the extent that it is lawfully able to do so, on behalf of its predecessors, successors, assigns, Subsidiaries, affiliates and agents and all of their respective past, present and future officers, directors, shareholders, employees, contractors and attorneys, and the predecessors, heirs, successors, and assigns of each of them (collectively referred to in this Section 10.13 as the "Releasors") do hereby jointly and severally fully RELEASE, REMISE, ACQUIT, IRREVOCABLY WAIVE and FOREVER DISCHARGE each of the Lenders and the Agent, together with their respective predecessors, successors, assigns, subsidiaries, affiliates and agents and all of their respective past, present and future officers, directors, shareholders, employees, contractors and attorneys, and the predecessors, heirs, successors and assigns of each of them (the Lenders, the Agent and all of the foregoing being collectively referred to in this
Section 10.13 as the "Released Parties"), from and with respect to any and all Claims (as defined below).

As used in this Section 10.13, the term "Claims" shall mean and include any and all, and all manner of, action and actions, cause and causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses to payment, agreements, promises, notes, bonds, bills, covenants, losses, damages, judgments, executions and demands of whatever nature, known or unknown, whether in contract, in tort or otherwise, at law or in equity, for money damages or dues, recovery of property, or specific performance, or any other redress or recompense which have accrued or may ever accrue, may have been had, may be now possessed, or may or shall be possessed in the future by or on behalf of any one or more of the Releasors against any one or more of the Released Parties for, upon, by reason of, on account of, or arising from or out of, or by virtue of, any transaction, event or occurrence, duty or obligation, indemnification, agreement, promise, warranty, covenant or representation, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of federal or state securities laws or the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, usury, conspiracy, wrongful acceleration of any indebtedness, wrongful foreclosure or attempt to foreclose on any collateral relating to any indebtedness, action or inaction, relationship or activity, service rendered, matter, cause or thing, whatsoever, express or implied, transpiring, entered into, created or existing from the beginning of time to the date of the execution of this Section 10.13 in respect of the Existing Credit Agreements, and shall include, but not be limited to, any and all Claims in connection with, as a result of, by reason of, or in any way related to or arising from the existence of any relationships or communications by and between the Releasors and the Released Parties with respect to the Existing Credit Agreements, and all agreements, documents and instruments related thereto, as presently constituted and as the same may from time to time be amended.

         The Releasors acknowledge that they may hereafter discover facts, which exist or existed on or before the Effective Date, different from or in addition to those they now know or believe to be true with respect to the Claims herein released. Notwithstanding the foregoing, the Releasors agree that this Section 10.13 shall survive the termination hereof and shall remain effective in all respects and waive the right to make any new, different or additional claim on account of such different or additional facts. The Releasors acknowledge that no representation or warranty of any kind or character has been made to the Releasors by any one or more of the Released Parties or any agent, representative or attorney of the Released Parties to induce the execution of this Agreement containing this Section 10.13.

         The Releasors hereby represent and warrant unto the Released Parties that

                 (a) the Releasors have the full right, power, and authority to execute and deliver this Agreement containing this Section 10.13 without the necessity of obtaining the consent of any other party;

                 (b) the Releasors have received independent legal advice from attorneys of their choice with respect to the advisability of granting the release provided herein, and with respect to the advisability of executing this Agreement containing this Section 10.13;

                 (c) the Releasors have not relied upon any statements, representations or promises of any of the Released Parties in executing this Agreement containing this Section 10.13, or in granting the release provided herein;

                 (d) the Releasors have not entered into any other agreements or understandings relating to the Claims;

                 (e) the terms of this Section 10.13 are contractual, not a mere recital, and are the result of negotiation among all the parties; and

                 (f) this Section 10.13 has been carefully read by, and the contents hereof are known and understood by, and it is signed freely by the Releasors.

         The Releasors covenant and agree not to bring any claim, action, suit or proceeding regarding or related in any manner to the matters released hereby, and the Releasors further covenant and agree that this Section 10.13 is a bar to any such claim, action, suit or proceeding.

         All prior discussions and negotiations regarding the Claims have been and are merged and integrated into, and are superseded by, this Section 10.13. The Releasors understand, agree and expressly assume the risk of any fact not recited, contained or embodied in this Section 10.13 which may hereafter turn out to be other than, different from, or contrary to, the facts now known to the Releasors or believed by the Releasors to be true, and further agree that this Section 10.13 shall not be subject to termination, modification, or rescission, by reason of any such difference in facts.

         SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.15. Waiver of Jury Trial. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT

CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        THORN APPLE VALLEY, INC.


                                        By_________________________________
                                          Title:





                                        AMENDED AND RESTATED
                                        CREDIT AGREEMENT

                                      COOPERATIEVE CENTRALE RAIFFEISEN-
                                      BOERENLEENBANK B.A., acting
                                      through its U.S. branches and agencies,
                                      including initially its New York Branch, as Agent


                                      By_________________________________
                                        Title:

                                      By_________________________________
                                        Title:





                                        AMENDED AND RESTATED
                                        CREDIT AGREEMENT

      PERCENTAGE                              LENDERS
      ----------                              -------

        31.25%                      COOPERATIEVE CENTRALE RAIFFEISEN-
                                    BOERENLEENBANK B.A.,
                                    New York Branch


                                    By________________________________
                                      Title:

                                    By_________________________________
                                      Title:


        25.0%                       OLD KENT BANK


                                    By________________________________
                                      Title:

        25.0%                       NATIONAL CITY BANK


                                    By________________________________
                                      Title:


        18.75%                      HARRIS TRUST AND SAVINGS BANK


                                    By________________________________
                                      Title:  Vice President

        ____
        100%
        ----





                                    AMENDED AND RESTATED
                                    CREDIT AGREEMENT

                                   APPENDIX A


                              TEMPORARY COVENANTS(1)


         SECTION 1. AFFIRMATIVE COVENANTS. The Borrower agrees with the Agent and each Creditor Party that the Borrower will perform the obligations set forth in this Section 1 and in Sections 6.3, 6.6(e), 6.6(f), 6.6(g), 6.6(h), 6.6(i), 6.8, 6.10, 6.11, and 6.12 of the Existing Note Agreement.

         SECTION 1.1. FINANCIAL INFORMATION, REPORTS, NOTICES, ETC. The Borrower will furnish, or will cause to be furnished, to each Creditor Party and the Agent copies of the following financial statements, reports, notices and information:

                 (a) Weekly Reporting -- on the last Business Day of each week,

                          (i) a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the last Business Day of the preceding week; and

                          (ii)    a Weekly P&L Statement in respect of the
preceding week;

                 (b)      Fiscal Periodic Reporting --

                          (i) as soon as available and in any event within 26 days after the end of each of the first twelve Fiscal Periods of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Period and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period, certified as true and correct by the chief financial Authorized Officer of the Borrower (the parties hereto acknowledge that such financial statements will not have been audited, and that the annual audit of the Borrower may require adjustments to the figures presented therein);

                          (ii) as soon as available and in any event within 26 days after the end of each Fiscal Period of each Fiscal Year, a comparison of

                                  (A)      the actual consolidated balance
                          sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Period and actual consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period (the parties hereto acknowledge that such financial statements will not have been audited, and that the annual audit of the Borrower may require adjustments to the figures presented therein), with





                 ________________________

                 (1) Capitalized terms used in this Appendix A are defined in Section 3 of this Appendix A.


                                 Appendix A-1

                                  (B)      the budgeted consolidated balance
                          sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Period and the budgeted consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period, in each case, contained in the most recent Rolling Projection (defined below), certified as true and correct by the chief financial Authorized Officer of the Borrower;

                          (iii) as soon as available and in any event within 26 days after the end of each of the first twelve Fiscal Periods of each Fiscal Year and within 90 days after the end of the last Fiscal Period of each Fiscal Year, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent and each Creditor Party) compliance with the financial covenants set forth in Section 2.4; and

                          (iv) as soon as available and in any event within 30 days after the end of each Fiscal Period of each Fiscal Year, a management report describing in detail the Company's results of operations during such Fiscal Period and explaining, among other things, (x) any material variances demonstrated by the comparison delivered in respect of such Fiscal Period pursuant to clause (ii) above and (y) any failure to comply with financial covenants identified in the certificate delivered in respect of such Fiscal Period pursuant to clause (iii) above;

                 (c) Quarterly Reporting -- as soon as available and in any event within 45 days after the end of each of Fiscal Quarter of each Fiscal Year, a projection (each, a "Rolling Projection"), for each of the thirteen Fiscal Periods next succeeding the last day of such Fiscal Quarter, of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each such next succeeding Fiscal Period and the budgeted consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for each such next succeeding Fiscal Period and for the period commencing at the end of such Fiscal Quarter and ending with the end of each such next succeeding Fiscal Period, certified as true and correct by the chief financial Authorized Officer of the Borrower;

                 (d)      Annual Reporting --

                          (i) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report (including, without limitation, any accompanying or related auditor's letter and the Borrower's responses thereto) for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agent and each of the Creditor Parties by Coopers & Lybrand or other





                                  Appendix A-2
                 independent public accountants acceptable to the Agent and each of the Creditor Parties, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; provided, however, that in the case of the Company's financial statements for the Fiscal Year ended May 31, 1996, such audit opinion shall be delivered not later than September 13, 1996;

                          (ii) together with the financial reports delivered pursuant to paragraph (i) of this Section 1.1(d), a certificate of the independent certified public accountants
                 (i) stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Default or Event of Default under any of the Financing Agreements (as defined in the Intercreditor Agreement) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed and (ii) acknowledging that the Creditor Parties may rely on their opinion on such financial statements;

                 (e) Defaults -- as soon as possible and in any event within three days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                 (f) Litigation -- as soon as possible and in any event within three days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 of the Bank Credit Agreement or
         (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7 of the Bank Credit Agreement, notice thereof and copies of all documentation relating thereto;

                 (g) Securities Reports, etc. -- promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                 (h) Pension Plans -- immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and





                                  Appendix A-3

                 (i) Other -- such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Creditor Party may from time to time reasonably request.

         SECTION 1.2. COMPLIANCE WITH LAWS, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                 (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation; and

                 (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its Property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 1.3.     CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES.

                 (a) The Borrower will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and will use, and cause each Subsidiary to use, its best efforts to maintain, preserve, renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business.

                 (b) The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 1.4. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts and with only such deductibles as is customary in the case of similar businesses and will, upon request of the Agent or any Creditor Party, furnish to each Creditor Party at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

         SECTION 1.5. BOOKS AND RECORDS. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent and each of
(i) the Noteholders as a group and (ii) the Lenders as a group, or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Creditor Party or its representatives whether or not any





                                  Appendix A-4
representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Agent's or any Creditor Party's exercise of its rights pursuant to this Section.

         SECTION 1.6. ENVIRONMENTAL COVENANT. The Borrower will, and will cause each of its Subsidiaries to:

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Agent and each Creditor Party and provide copies upon receipt of all written claims, complaints, notices or inquiries from governmental authorities relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Agent and each Creditor Party any actions and proceedings relating to compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Agent or any Creditor Party may reasonably request from time to time to evidence compliance with this Section 1.6.

         SECTION 1.7.     EQUITY OR SUBORDINATED DEBT.

                 (a) The Borrower shall receive at least $15,000,000 in proceeds of Subordinated Debt on or before April 30, 1997.

                 (b) In the event that the Borrower shall fail to receive at least $15,000,000 in proceeds of equity or Subordinated Debt on or before January 31, 1997, the Borrower shall retain a nationally-recognized investment advisor, who shall be acceptable to the Creditor Parties, to set up and implement a plan (a copy of which shall be provided to each Creditor Party) to raise such proceeds on or before April 30, 1997.

         SECTION 1.8. COLLATERAL MATTERS. The Borrower shall, and shall cause each Subsidiary to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and do such further acts, as the Collateral Agent may reasonably request from time to time in order:

                 (a)      to ensure that

                          (i) the obligations of the Borrower hereunder and under the other Financing Agreements (as defined in the Intercreditor Agreement) are secured by substantially all assets of the Borrower, subject to the exceptions set forth in





                                  Appendix A-5

                 Exhibit A-3 and guaranteed, pursuant to the Subsidiaries Guaranty, by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the Effective Date), and

                          (ii) the obligations of each Subsidiary under the Subsidiaries Guaranty are secured by substantially all of the assets of such Subsidiary, and

                 (b) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, subject to the exceptions set forth in Exhibit A-3.

Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, take the actions in respect of Collateral set forth on Exhibit A-3 within the times set forth therein. Contemporaneously with the execution and delivery of any document referred to above, the Borrower shall, and shall cause each Subsidiary to, deliver all resolutions, opinions and corporate documents as the Collateral Agent may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable.

         SECTION 2. NEGATIVE COVENANTS. The Borrower agrees with the Agent and each Creditor Party that the Borrower will perform the obligations set forth in this Section 2.

         SECTION 2.1. BUSINESS ACTIVITIES. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except the business of processing food and such activities as may be incidental or related thereto.

         SECTION 2.2. INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                 (a)      Indebtedness in respect of the Creditor Obligations;

                 (b) Indebtedness existing as of the Effective Date which is identified in Item 2.2(b) ("Ongoing Indebtedness") of the Disclosure Schedule attached hereto;

                 (c) Indebtedness secured by Liens described in clause (h) or (j) of Section 2.3;

                 (d) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Guaranties);

                 (e)      Hedging Obligations to a Lender;

                 (f)      Subordinated Debt; or

                 (g) obligations in respect of Capital Leases in an aggregate amount not to exceed $7,000,000 at any time.





                                 Appendix A-6

         SECTION 2.3. LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens for taxes, assessments or governmental charges not then due and delinquent and for which a penalty has not attached or the validity of which is being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (b) Liens arising in connection with court proceedings, provided that the execution of such Liens is effectively stayed, such Liens are being contested in good faith and adequate reserves are maintained with respect thereto in accordance with GAAP;

                 (c) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real Property, landlord's and lessor's liens in the ordinary course of business, which do not, individually or in the aggregate, materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole and do not materially affect the value of the Property subject to such Liens;

                 (d) Construction or materialmen's or mechanic's Liens securing obligations not overdue or, if overdue, being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (e) Liens in connection with workers' compensation, social security taxes or similar charges arising in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (f)      Liens existing on the Effective Date set forth in
         Item 2.3(f) of the Disclosure Schedule attached hereto;

                 (g) Intercompany Liens (for purposes of intercompany Liens, a Subsidiary shall mean any corporation of which the Borrower directly or indirectly owns at least 80% of the Voting Stock);

                 (h) The extension, renewal or replacement of any Lien permitted by the foregoing paragraph (f) in respect of the same Property theretofore subject thereto or the extension, renewal or replacement (without increase of principal amount of the Indebtedness originally incurred);

                 (i) Liens incurred in connection with obtaining or performing government contracts in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (j) (i) Any Lien in Property or in rights relating thereto to secure any rights granted with respect to such Property in connection with the provision of all or a part of the purchase price or cost of the construction of such Property created





                                 Appendix A-7
         contemporaneously with, or within 270 days after, such acquisition or the completion of such construction (except Liens in connection with the Ponca City Litigation shall not be permitted under this clause
         (j)(i)), or (ii) any Lien in Property existing in such Property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Borrower or such Subsidiary; provided, that the Indebtedness secured by any such Lien referred to in clauses (i) and
         (ii) above shall not exceed 100% of the fair market value on the related Property at the time the Lien was originally created;

                 (k)      the Shared Lien; and

                 (l) Liens created, in the ordinary course of the Borrower's and each Subsidiary's business, under the Packers and Stockyards Act of 1921, as amended, and the regulations promulgated thereunder, provided, that the creation and continued existence of any such Liens, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, or on the Borrower's ability to perform its obligations under any of the Financing Agreements (as defined in the Intercreditor Agreement).

         SECTION 2.4.     FINANCIAL CONDITION.  The Borrower will not permit:

                 (a) At any time during any period set forth in the table below, Consolidated Adjusted Net Worth to be less than the amount set forth opposite such period in such table:


                                                         CONSOLIDATED ADJUSTED NET WORTH SHALL NEVER BE LESS
                   DURING THE PERIOD                                             THAN
  From September 12, 1996 through and including                              $72,000,000
  December 14, 1996

  From December 15, 1996 through and including March                         $74,000,000
  8, 1997

  From March 9, 1997 through and including April 30,                         $76,000,000
  1997
  From May 1, 1997 through and including the date on     $91,000,000 plus 50% of the Consolidated Net
  which the Loans (under the Bank Credit Agreement       Earnings for each Fiscal Year commencing with the
  and the New Seasonal Line of Credit Agreement),        1997 Fiscal Year; provided, however, that if
                                                                           --------  -------
  other Obligations and the Insurance Notes shall        Consolidated Net Earnings is less than zero in any
  have been paid in full in cash                         Fiscal Year, Consolidated Net Earnings shall be
                                                         deemed to be zero in such Fiscal Year for purposes
                                                         of this Section 2.4(a).


         As of any date (prior to May 1, 1997) on which the Borrower receives the proceeds of any Subordinated Debt, the amount set forth in the table above opposite (i) the period





                                 Appendix A-8
         containing such date and (ii) each subsequent period (other than the last such period), shall be increased by the amount of such proceeds; provided, however, that the aggregate amount of such increases shall in no event exceed $15,000,000 in respect of any such period regardless of the aggregate amount of such proceeds.

                 (b) As of the end of each Fiscal Period commencing with the seventh Fiscal Period in the 1997 Fiscal Year and ending with the seventh Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 1.65 to 1.
         As of the end of each Fiscal Period commencing with the eighth Fiscal Period in the 1998 Fiscal Year and ending with the twelfth Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 1.85 to 1. As of the end of each Fiscal Period commencing with the thirteenth Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 2.0 to 1. For purposes of this clause (b), "Relevant Period" shall mean (i) in respect of any Fiscal Period ending on or before May 30, 1997, the period commencing on May 31, 1996 and ending on the last Business Day of such Fiscal Period, and (ii) in respect of any other Fiscal Period (each, a "Testing Period"), the period commencing on the first Business Day of the twelfth preceding Fiscal Period and ending on the last Business Day of such Testing Period.

                 (c) At any time, the obligations of the Borrower and its Subsidiaries for the payment of rental for any Property during the next succeeding 365-day period under existing leases, subleases or similar arrangements (other than Capital Leases) to exceed in the aggregate $9,000,000.

                 (d) The aggregate amount of Consolidated Earnings Available for Interest Expense in respect of the 1997 Fiscal Year to be less than $24,630,880.

                 (e)      (i)     The aggregate amount of Fresh Meats Earnings
                 Available for Interest Expense in respect of the first seven
                 (7) Fiscal Periods of the 1997 Fiscal Year to be less than $2,000,000.

                          (ii) The aggregate amount of Fresh Meats Earnings Available for Interest Expense in respect of the first ten
                 (10) Fiscal Periods of the 1997 Fiscal Year to be less than --$1,000,000.

                          (iii) The aggregate amount of Fresh Meats Earnings Available for Interest Expense in respect of the 1997 Fiscal Year to be less than --$3,000,000.

         SECTION 2.5. INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date set forth in Item 2.5(a) of the Disclosure Schedule attached hereto;





                                 Appendix A-9

                 (b) Investments in certificates of deposit, repurchase agreements or bankers' acceptances, maturing within one year from the date or origin, issued by a bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000;

                 (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is accorded at least an "A-1" rating by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.;

                 (d) Investments in direct obligations of the United States of America, or any agency thereof, the obligations of which are guaranteed by the United States of America, maturing in twelve months or less from the date of acquisition thereof;

                 (e) Investments in "money market" preferred stock rated "A" or better by Standard & Poor's Corporation or "A2" by Moody's Investors Service, Inc.;

                 (f) Investments in tax-exempt floating rate option tender bonds backed by an irrevocable letter of credit issued by a bank the long-term debt rating of which is at least "AA" by Standard & Poor's Rating Group or "Aa2" by Moody's Investors Service, Inc.;

                 (g) Investments in Subsidiaries in existence on the Effective Date and which operate principally in lines of business similar to lines of business of the Borrower or its Subsidiaries existing on the Effective Date; and

                 (h) Investments in or commitments to purchase foreign currency; provided, that such Investment is made solely to the extent that the Borrower and its Subsidiaries are obligated to make payments to other Persons in such foreign currency.

         In valuing any Investments for the purpose of applying the limitations set forth above, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          For purposes of this Section 2.5 at any time when a corporation becomes a Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

         SECTION 2.6.     RESTRICTED PAYMENTS, ETC.   On and at all times after
the Effective Date, the Borrower will not:

                 (a) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower); or

                 (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of Borrower's capital stock of any class or any warrants, rights or options to purchase or acquire any shares of the Borrower's capital stock; or





                                Appendix A-10

                 (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                 (d) make any payment, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Debt other than at the expressed maturity date thereof and scheduled mandatory prepayments or redemptions thereof in accordance with the terms in effect on the date of creation of such Subordinated Debt.

         SECTION 2.7. CONSOLIDATION, MERGER, ETC. The Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary.

         SECTION 2.8. ASSET DISPOSITIONS, ETC. The Borrower will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any assets, including the disposition of the stock of any Subsidiary and including any Sale and Lease-Back Transaction (collectively, a "Disposition"), in one or a series of transactions to any Person other than the Borrower or a Majority-Owned Subsidiary, other than:

                 (a) in the ordinary course of business (including, without limitation, the disposition of tractors and trailers owned by the Borrower in the ordinary course of business and consistent with the Borrower's past practice);

                 (b) in the Frederick Disposition, provided that the Borrower receives all cash consideration, and the net cash proceeds therefrom are simultaneously paid to the Creditor Parties (in accordance with the Intercreditor Agreement), in each case, on or before November 30, 1997, or thereafter with the consent of each of the Creditor Parties, which consent shall not be unreasonably withheld; or

                 (c)      the following Dispositions:

                          (i) the plant and equipment located in Concordia, Missouri which is subject to a purchase option in favor of the lessee of such facility (approximate balance of purchase price: $2,000,000);

                          (ii) the Borrower's facility known as "Tri-Miller" located in Hyrum, Utah, which has an approximate value of $600,000;

                          (iii) A building known as the "H&R Building" located in Detroit, Michigan, which has an approximate value of $475,000; and

                          (iv) a condominium located in Bloomfield Hills, Mi chigan (approximate balance of purchase price: $300,000);





                                Appendix A-11
         provided that the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of from time to time pursuant to this Section 2.8(c) shall not exceed $4,000,000;

provided, however, that:

                 (x) the Borrower may, and may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of equipment if the cash proceeds therefrom are utilized within one year after such Disposition to purchase or are committed to the purchase of Property of a similar nature and of at least equivalent value; and

                 (y) the Borrower may otherwise, and may permit any Subsidiary otherwise to, sell, lease, transfer or otherwise dispose of equipment so long as the aggregate amount of the book value of equipment so disposed (as of the time of its disposition) does not exceed $2,000,000 in any 365-day period.

         SECTION 2.9. SALES AND LEASEBACKS. The Borrower will not, and will not permit any Subsidiary to, effect any Sale and Lease-Back Transaction with respect to:

                 (a) any Property of the Borrower or any Subsidiary which Property was owned or leased by the Borrower or any Subsidiary on or prior to September 12, 1996; or

                 (b) any other Property, if the aggregate book value of all such other Property that is the subject of a Sale and Lease- Back Transaction during any period of 365 consecutive days would exceed $1,000,000.

         SECTION 2.10. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business and on terms and conditions no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         SECTION 2.11. COMPLIANCE WITH BORROWING BASE. The Borrower will not incur any Borrowing Base Debt if, after giving effect to such incurrence, and any concurrent repayment of Loans or Other Borrowing Base Debt, the aggregate principal amount of Borrowing Base Debt would exceed the Borrowing Base.

         SECTION 2.12. HEDGING ACTIVITIES. The Borrower will not, and will not permit any Subsidiary to, buy, sell, trade or otherwise deal in futures contracts or options thereon or other derivatives thereof except pursuant to transactions that represent substitutes for transactions to be made by the Borrower or such Subsidiary at a later time in the physical pork or pork products market and the purpose of which is solely to reduce the risk to the Borrower or such Subsidiary of future fluctuations in the market prices of pork or pork products.





                                Appendix A-12

         SECTION 2.13.    NET CAPITAL EXPENDITURES.

                  (a) Net Capital Expenditures of the Borrower and its Subsidiaries shall not exceed $8,200,000 in either the 1997 or the 1998 Fiscal Year. In each Fiscal Year thereafter, Net Capital Expenditures shall not exceed the sum of $8,200,000 plus twenty-five percent (25%) of Consolidated Net Earnings in respect of such Fiscal Year; provided, however, that if Consolidated Net Earnings is less than zero in any Fiscal Year, Consolidated Net Earnings shall be deemed to be zero in such Fiscal Year for purposes of this Section 2.13(a).

                 (b) To the extent that the Net Capital Expenditures of the Borrower during any Fiscal Year are less than the amount permitted in respect of such Fiscal Year under Subsection 2.13(a) above, such difference in respect of such period shall be available during the first Fiscal Year succeeding such period to support capital expenditures of the Borrower during such first succeeding Fiscal Year, and, if such difference shall not be fully utilized by the end of such first succeeding Fiscal Year, it shall not be available to support any additional capital expenditures thereafter. With respect to the utilization of the availability for the making of capital expenditures by the Borrower in each Fiscal Year, any availability for such period provided in Subsection 2.13(a) above shall be deemed utilized first to support the capital expenditures to be made during such period, and any availability carried forward from the previous Fiscal Year shall be deemed utilized second to support the capital expenditures to be made during such period.

                 (c) Up to an aggregate amount of $5,000,000 paid by the Borrower in settlement of, or in satisfaction of a judgment against the Borrower in respect of, the Ponca City Litigation shall not be considered a Net Capital Expenditure for purposes of this Section 2.13.

         SECTION 2.14. CERTAIN SALARIES. At no time will the Borrower, nor will it permit any Subsidiary to, pay, directly or indirectly, any salary, bonus, or other cash compensation to any person who, as of the date hereof, is
(i) the chairman of the Borrower's board of directors, (ii) the Borrower's president and chief executive officer, or (iii) the Borrower's executive vice president for finance and administration, if such payment or payments would exceed, in the aggregate, 110% of the aggregate amount of salary, bonus and other cash compensation paid to such person in the immediately preceding Fiscal Year. Notwithstanding the foregoing, for each Fiscal Year after the 1998 Fiscal Year, the Borrower may compensate the persons described in this Section
2.14 in accordance with the bonus plan previously delivered to the Creditor Parties.

         SECTION 3. DEFINED TERMS. As used in this Exhibit A-2, the following terms shall have the meanings set forth below or in the Section of this document referenced below. The terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Bank Credit Agreement (as defined herein).

                 "Bank Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of September 11, 1996, among (i) Thorn Apple Valley, Inc. and (ii) Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Old Kent Bank, National City Bank and Harris Trust and Savings Bank, as in effect on the Effective Date.





                                Appendix A-13

                 "Collateral" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Collateral Agent" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Consolidated Adjusted Net Worth" shall mean the sum of:

                          (a)     (i) Consolidated Shareholders' Equity less
                 (ii) all goodwill, trade names, trademarks, patents, organizational expense, unamortized debt discount and expense and other intangible assets properly classified as intangibles in accordance with GAAP and incurred after the date of consummation of the Wilson Acquisition; plus

                          (b)     Subordinated Debt.

                 "Consolidated Earnings Available for Interest Expense" shall mean, for any period, the sum of:

                          (a) Consolidated Net Earnings for such period before deduction of any amount which, in conformity with GAAP, would be set forth opposite the caption "income tax expense" (including deferred income taxes) (or any like caption) on a consolidated income statement of Borrower for such period; plus

                          (b)     Consolidated Interest Expense for such
                 period; plus

                          (c) the amortization of any financing cost and of any debt discount; plus

                          (d) an amount which, in conformity with GAAP, would be set forth, opposite the caption "depreciation and amortization expense" (or any like caption) (including, without limitation, amortization of intangible assets) on such income statement for such period, to the extent the same are deducted from Borrower's net revenues, in conformity with GAAP, in determining Consolidated Net Earnings for such period.

                 "Consolidated Net Earnings" shall mean the net earnings of the Borrower and its Subsidiaries in accordance with GAAP, excluding:

                          (a) extraordinary items (including extraordinary gains and losses, and including acquisition costs including agents' fees); and

                          (b) any equity interest of the Borrower on the unremitted earnings of any corporation not a Subsidiary.

                 "Consolidated Interest Expense" shall mean the interest expense (including capitalized and non-capitalized interest, the interest component of rentals under Capital




                                Appendix A-14

         Leases and any expense associated with the termination of a swap arrangement) of the Borrower and its Subsidiaries on a consolidated basis for any period.

                 "Consolidated Net Earnings" shall mean the net earnings of the Borrower and its Subsidiaries in accordance with GAAP, excluding:

                          (a) extraordinary items (including extraordinary gains and losses, and including acquisition closing costs including agents' fees); and

                          (b)     any equity interest of the Borrower on the
unremitted earnings of any corporation not a Subsidiary.

                 "Consolidated Shareholders' Equity" shall mean consolidated shareholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP.

                 "Creditor Obligations" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Creditor Parties" shall mean, collectively and individually (as the context requires) (i) the "Lenders" as defined in the Bank Credit Agreement and (ii) the Noteholders.

                 "Disposition" is defined in Section 2.8.

                 "Fiscal Period" shall mean each period of four consecutive weeks ending on (i) the last Friday in May in each Fiscal Year or (ii) the Friday which is four weeks, or any even multiple of four weeks, thereafter.

                 "Frederick Disposition" shall mean the sale of the plant, property, inventory and equipment located at 1487 Farnsworth Avenue, Detroit, Michigan, and the goodwill, licenses, permits, franchises, patents, copyrights, trademarks, service marks and trade names associated therewith.

                 "Fresh Meats Earnings Available for Interest Expense" shall mean Consolidated Earnings Available for Interest Expense but only in respect of the Borrower's fresh meats division, as regularly and historically reported by the Borrower.

                 "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception:

                      (a) which is of a "going concern" or similar nature;

                      (b) which relates to the limited scope of examination of relevant to such financial statement; or

                      (c)     which relates to the treatment or
         classification of any item in such financial statement and which, as a condition to its removal, would require an





                                Appendix A-15
                 adjustment to such item the effect of which would be to cause the Borrower to be in default of its obligations under Section
                 2.4 of this Exhibit A-2.

                 "Indebtedness" of any Person means, without duplication:

                          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Leases;

                          (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                          (e) net liabilities of such Person under all Hedging Obligations;

                          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of Property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                          (g) all Guaranties of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

                 "Insurance Note Agreements" shall mean, collectively, (i) that certain Note Agreement, dated as of April 1, 1994, by and between the Borrower and Allstate Life Insurance Company, pursuant to which the Borrower issued Fifteen Million Dollars ($15,000,000) in aggregate principal amount of its six and forty-five one-hundredths percent (6.45%) Senior Notes due April 21, 2006, (ii) that certain Note Agreement, dated as of October 1, 1994, by and between the Borrower and Allstate Life Insurance Company, pursuant to which the Borrower issued Eight Million Dollars ($8,000,000) in aggregate principal amount of its eight and forty-two one-hundredths percent (8.42%) Senior Notes due October 1, 2003, and (iii) that certain Note Agreement, dated as of May 15 1995, by and among the Borrower, Allstate Life Insurance Company, Principal Mutual Life Insurance Company, and Great-West Life & Annuity Insurance Company, pursuant to which the Borrower issued Forty-Two Million Five Hundred Thousand Dollars






                                Appendix A-16

         ($42,500,000) in aggregate principal amount of its seven and fifty-eight one-hundredths percent (7.58%) Senior Notes due May 15, 2005, in each case, as amended from time to time.

                 "Insurance Notes" shall mean those certain Notes, as amended from time to time, issued pursuant to the Insurance Note Agreements.

                 "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of September 11, 1996 by and among the Creditor Parties, and acknowledged and agreed to by the Borrower and its Subsidiaries.

                 "Investment" shall mean, relative to any Person:

                          (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                          (b)     any Guaranty of such Person; or

                          (c) any ownership or similar interest held by such Person in any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such Person) and shall, if made by the transfer or exchange of Property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such Property.

                 "Majority-Owned Subsidiary" shall mean, when applied to a Subsidiary, any Subsidiary 80% or more of the Voting Stock of which is owned by the Borrower or a Majority-Owned Subsidiary (other than Voting Stock required to be held as directors' qualifying stock).

          "Net Capital Expenditures" shall mean, in any period, the remainder of

                          (i)     the aggregate cost of acquisition or
                 construction of all tangible assets acquired or constructed during such period which at the time of acquisition or construction have an expected useful life of more than one (1) year and would be shown on a balance sheet of the acquiring or constructing Person as an asset ("Capital Assets"), minus

                          (ii) the aggregate net proceeds of all sales or other Dispositions of Capital Assets during such period, other than proceeds which were used to permanently reduce Creditor Obligations.

                 "New Seasonal Line of Credit Agreement" shall mean that certain letter agreement regarding a Senior Secured Seasonal Line of Credit for the Borrower dated as of September 11, 1996 by and among
         (i) Thorn Apple Valley, Inc. and (ii) Cooperatieve






                                Appendix A-17

         Centrale Raiffeisen-Boerenleenbank, B.A., Old Kent Bank, National City Bank and Harris Trust and Savings Bank.

                 "Noteholders" shall mean the holders of the Insurance Notes from time to time.

                 "Ongoing Indebtedness" is defined in Section 2.2(b).

                 "Ponca City Litigation" shall mean that certain action entitled Facility Constructors, Inc. v. Thorn Apple Valley, Inc. filed in February, 1996, in District Court, Kay County, Oklahoma against the Company in connection with the construction of the Company's plant in Ponca City, Oklahoma.

                 "Rolling Projection" is defined in Section 1.1(c).

                 "Section" unless otherwise specified, shall mean a Section of this Exhibit A-2.

                 "Security Documents" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Shared Lien" shall mean the lien upon the Collateral (as defined in the Intercreditor Agreement) created by the Security Documents (as defined in the Intercreditor Agreement) in favor of the Creditor Parties (as defined in the Intercreditor Agreement).

                 "Subordinated Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Borrower, whether currently outstanding or hereafter created, for money borrowed, or any indebtedness incurred in connection with an acquisition or lease of Property or with a merger, consolidation, or acquisition of assets which is expressly subordinated, on terms satisfactory to the Creditor Parties, in right of payment pursuant to its terms to the Loans and the Insurance Notes (regardless of whether it is subordinated to other indebtedness of the Borrower).

                 "Subsidiaries Guaranty" shall have the meaning assigned to the term "Guaranty" in the Intercreditor Agreement.

                 "Weekly P&L Statement" shall mean, in respect of any week, a statement, in form acceptable to the Creditor Parties, setting forth, for each of the Borrower's fresh meats and processed meats divisions, the income and expenses of the Borrower during such week.






                                Appendix A-18

                      DISCLOSURE SCHEDULE TO APPENDIX A


ITEM 2.2(B) - ONGOING INDEBTEDNESS:

 Operating Leases.  See Exhibit A to Disclosure Schedule to Exhibit A-2.

                                                                                                        BALANCE OUTSTANDING
                                                                                                                  @ 8/23/96
                  Lines of Credit:

                           Combined                                                                             $94,100,000
                                                                                                                -----------
                  Notes Payable:

                           Corporate:       Allstate Unsecured Notes                                             23,000,000

                           Corporate:       Allstate Life Ins. Unsecured Notes                                   15,000,000
                                            Principal Mutual Life Unsecured Notes                                14,000,000
                                            Great-West Life & Annuity Unsecured Notes                            13,500,000

                           Dixie:  Forrest City Note                                                              1,282,222
                                                                                                                  ---------

                           Subtotal                                                                             160,882,000
                                                                                                                -----------

                  Industrial Revenue Bonds:

                           Corporate:       (Branch Banking)                                                      2,400,000

                           Dixie Plant:     (Economic Development Revenue Bond)                                   2,442,000

                           Corporate:       (Michigan Strategic Fund - Adjustable Rate Demand
                                            Limited Obligation Revenue bond, Series 1993)
                                                                                                                  5,500,000
                                                                                                                  ---------
                           Subtotal:
                                                                                                                 10,342,000
                                                                                                                 ----------

                  Capital Leases:

                           Corporate                                                                                518,744
                           Frederick division                                                                     2,304,521
                           Smoked Meats division                                                                    314,296
                           Concordia & Shreveport division                                                           93,018
                           Dixie division                                                                         1,913,235
                                                                                                                  ---------

                           Subtotal                                                                               5,143,814
                  Total Outstanding Indebtedness                                                               $176,367,814
                                                                                                               ============

Letters of Credit - See Exhibit B to Disclosure Schedule to Exhibit A-2.





                            Disclosure Schedule - 1

ITEM 2.3(F) - EXISTING LIENS:

                                                    DEBT                        DESCRIPTION OF COLLATERAL       AMOUNT OF
                  LOCATION                          REFERENCE                                                    O/S DEBT
                  Industrial Revenue Bonds:
                            Corporate               Branch Banking              Carolina manufacturing
                                                                                facility                       $2,400,000

                            Dixie division                                      Dixie facility                 $2,442,000

                            Mich. Strat. Fund.                                  Grand Rapids                   $5,500,000
                    Capital Leases:

                            Corporate, Frederick, Smoked Meats, Concordia,      Various machinery and          $5,143,814
                            Shreveport and Dixie divisions.                     equipment located at the
                                                                                company's various divisions
                                                                                and subsidiaries


All other Liens existing as of the Effective Date and permitted under Section 1.8 of Exhibit A-2.

ITEM 2.5(A)              ONGOING INVESTMENTS:
                         -------------------

                                                               INVESTMENT                                         BALANCE
                  FINANCIAL INSTITUTION                          TYPE                                           @ 8/23/96

                  Short-Term Investments

                  United Carolina Bank                         CD                                                 500,000
                  Providence                                   TempCash                                         3,059,000

                  Chicago operation                            U.S. Treasury Bills                                300,000
                           Subtotal                                                                            $3,859,000

                  Michigan Livestock Exchange                  Preferred Stock                                  2,000,000

                  Total Investments                                                                            $5,859,000
                                                                                                               ==========





                            Disclosure Schedule - 2

                EXHIBIT A TO DISCLOSURE SCHEDULE TO APPENDIX A

                                Operating Leases






                            Disclosure Schedule - 3

                EXHIBIT B TO DISCLOSURE SCHEDULE TO APPENDIX A

                            Thorn Apple Valley, Inc.
              Standby Letters of Credit Summary as of May 31, 1996

                                                                     EXHIBIT A-3

          COLLATERAL AGAINST WHICH PERFECTION WILL OCCUR POST-CLOSING
                          AND OTHER COLLATERAL MATTERS







                                 Exhibit A-3-1